UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/05/2008

MCG Capital Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-33377

Delaware	54-1889518
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA 22209
(Address of principal executive offices, including zip code)

(703) 247-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

We have entered into an amended and restated employment agreement (the "Agreement") with Michael R. McDonnell ("Mr. McDonnell" or the "Executive"), our Chief Operating Officer, Executive Vice President and Chief Financial Officer, on March 5, 2008. The Agreement with Mr. McDonnell will continue in effect until September 30, 2011 and will automatically be extended for successive one-year periods unless either we or the Executive give notice of non-extension to the other no later than sixty days prior to the expiration of the then-applicable term. The Agreement will end earlier if Mr. McDonnell resigns, is disabled, dies or is terminated by us for any reason.

The Agreement provides for an annual base salary of $416,000, subject to review and adjustment at least annually, as determined by our board of directors or our compensation committee in accordance with our policies. In addition, Mr. McDonnell has the opportunity to receive annual bonuses determined by our board of directors or our compensation committee within the range of 0% to 200% of his base salary, with a target bonus of 100% of his base salary. The Agreement also provides for the opportunity to participate in employee benefits available to other employees of the Company and the reimbursement of out-of-pocket business expenses.

Pursuant to the Agreement, Mr. McDonnell will be granted 150,000 shares of restricted common stock pursuant to the terms and conditions of the Company's 2006 Employee Restricted Stock Plan. The shares of restricted stock will be granted after we receive shareholder approval of the Company's issuance of shares below net asset value unless granted earlier. If the 150,000 shares are not granted prior to the earlier of September 30, 2008 and a change of control, we will negotiate with the Executive in good faith the provision to the Executive of some equity or cash consideration of a generally equivalent value to the value of the restricted stock. The 150,000 shares are subject to forfeiture and lapse as follows: 12,500 shares shall become non-forfeitable on December 31, 2008, and on each March 31, June 30, September 30 and December 31 thereafter through and including September 30, 2011. The Executive is entitled to receive any cash dividends that are paid on the shares of restricted stock while such shares are forfeitable but still held by the Executive. In addition to the grant of restricted stock set forth in the Agreement, the Executive will also have the opportunity to receive an annual grant of additional shares of our restricted stock subject to the approval and discretion of our board or our compensation committee.

The Agreement prohibits Mr. McDonnell, during his employment with us and for a period of two years after termination of his employment by us other than for cause or disability or by Mr. McDonnell for good reason, and for a period of one year after the Executive's termination of employment by us for cause, by the Executive other than for good reason, or due to the Executive's disability, from recruiting or hiring any of our employees, and soliciting away from us the patronage of our clients and certain prospective clients. The Agreement also prohibits the Executive, during his employment with us and for a period of two years after the Executive's termination of employment by us other than for cause or disability, by the Executive for good reason, and for a period of 90 days after the Executive's termination of employment by us for cause, by the Executive other than for good reason or due to the Executive's disability, from engaging in any business or activity that competes with products, services or businesses of ours or which we have begun, as of the termination date, to prepare to develop or offer. Pursuant to the Agreement, we may extend the non-competition and non-solicitation periods on a monthly basis for up to two years following the date of the Executive's termination of employment by paying the Executive a monthly payment equal to two times the Executive's base salary on the date of termination and two times the Executive's target annual bonus as of the date of termination, divided by twenty-four.

If Mr. McDonnell's employment is terminated by us for cause or by Mr. McDonnell other than for good reason, then he would be entitled to receive all amounts of compensation accrued under the Agreement but unpaid as of the termination date, including base salary, bonuses or incentive compensation for the previous fiscal year, vacation pay, reimbursable expenses, and any previous compensation that he previously deferred. In addition, Mr. McDonnell would forfeit any shares of restricted stock as to which the forfeiture restrictions have not lapsed.

If Mr. McDonnell's employment terminates due to death or disability, then Mr. McDonnell would be entitled to receive his accrued compensation and an amount equal to the annual bonus Mr. McDonnell would have been entitled to receive for the fiscal year in which his termination of employment occurs, pro-rated and calculated at target. In addition, the portion of the 150,000 shares of restricted stock granted to Mr. McDonnell pursuant to the Agreement, which would have become non-forfeitable through the fourth vesting date following his termination, would become immediately non-forfeitable. If the employment of Mr. McDonnell is terminated by us other than for cause, death or disability or by the Executive for good reason, then the Executive would be entitled to receive all of his accrued compensation, severance pay equal to two times his then-current base salary and two times his target annual bonus (as defined in the Agreement), full and immediate lapsing of forfeiture restrictions on his restricted stock, and continued health coverage for the Executive and any eligible dependents for a maximum of 24 months from his date of termination.

In the event that we experience a change of control, Mr. McDonnell would be entitled to full and immediate lapsing of forfeiture provisions of all of his restricted stock. In addition, if within 12 months after a change in control, Mr. McDonnell is terminated by us other than for cause, death or disability or by the Executive for good reason, then he will be entitled to receive an amount equal to his then-current base salary, which is in addition to any other severance that he is entitled to receive under the Agreement.

The Agreement requires that the Executive protect our confidential information both during and after his employment with us. The agreement also prohibits the Executive and us from disparaging the other both during and after his employment with us, and requires the Executive to provide assistance to us or our agents concerning any matter related to his employment during his employment with us and, upon our reasonable request, after his employment with us.

If the Executive or his subsequent employer successfully challenges the enforceability of the non-compete and/or non-solicitation provisions of the Agreement, then the severance amount and the severance period, including the severance benefit period will be reduced proportionately to the time period that such non-compete and non-solicitation restrictions actually remain in effect. If Mr. McDonnell fails to comply with any of the covenants in the Agreement, then we reserve the right to cease payment of certain severance benefits.

The Agreement incorporates the terms and conditions required by Section 409A of the Internal Revenue Code of 1986, as amended, and Department of Treasury regulations such that the date of certain payments to the Executive may be delayed or otherwise effected to the extent that we reasonably determine that any compensation or benefits under the Agreement is subject to Section 409A.

Item 9.01.    Financial Statements and Exhibits

Exhibit 10.1:        Amended and Restated Employment Agreement by and between MCG Capital Corporation and Michael R. McDonnell, dated as of March 5, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG Capital Corporation

Date: March 07, 2008	By:	/s/ Samuel G. Rubenstein
Samuel G. Rubenstein
Executive Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-10.1	Amended and Restated Employment Agreement by and between MCG Capital Corporation and Michael R. McDonnell